Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this filing on Form 8-K of Colony Bankcorp, Inc. of our report dated March 26, 2026, relating to the consolidated financial statements of First Reliance Bancshares, Inc., appearing in this Current Report on Form 8-K.

/s/ Elliott Davis, LLC

Charleston, South Carolina

November 2, 2026